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                                                                     EXHIBIT 5.1



                                  June 10, 1999


Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, FL  33324



         RE: REGISTRATION STATEMENT ON FORM S-3; VIRAGEN, INC. (THE "COMPANY"),
             11,000,000 SHARES OF COMMON STOCK

Gentlemen:

         This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration by the Company of an aggregate of 11,00,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be sold by The Isosceles Fund Limited and Cefeo Investments Limited (the "Subscribers") and Ballsbridge Finance, Limited, Elliot Layne & Associates, Inc. and Ven-Gua Capital Markets Ltd. (the "Finders") as designated in the Registration Statement. The shares of Common Stock to be sold consist of up to (i) 9,912,622 shares of Common Stock (the "Note Shares") issuable to the Subscriber upon the conversion of the 8% Redeemable Promissory notes (the "Notes") as set forth in the Purchase Agreement between the Company and the Subscribers dated March 17, 1999 (the "Purchase Agreement"); (ii) 932,039 shares of Common Stock issuable upon the exercise of common stock purchase warrants issuable to the Subscriber pursuant to the Purchase Agreement (the "Warrants"); (iii) 155,379 shares of Common Stock (the "Finder Shares") issuable to the Finders, for the transactions contemplated in the Purchase Agreement, upon the exercise of Common Stock purchase warrants (the "Finders' Warrants").

         In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Certificate of Incorporation (as Amended), By-Laws, the Purchase Agreement and documents pertaining to the Purchase Agreement, and exhibits and corporate minutes provided to us



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Viragen, Inc.
June 10, 1999
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by the Company. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

         Based upon and in reliance of the foregoing, we are of the opinion that the Common Stock to be issued to the Subscribers and the Finders in accordance with the Purchase Agreement and the Notes and upon the exercise of the Warrants and Finders' Warrants (assuming payment of the respective exercise prices therefor), when issued in accordance with the terms of the Purchase Agreement, the Notes, the Warrants and the Finders' Warrants will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this opinion in Amendment No. 1 to the Registration Statement on Form S-3 to be filed with the Commission.

                            Very truly yours,

                            ATLAS, PEARLMAN, TROP & BORKSON, P.A.

                            /s/ ATLAS, PEARLMAN, TROP & BORKSON, P.A